Exhibit 10(w)

HUMANA SUPPLEMENTAL EXECUTIVE RETIREMENT

AND SAVINGS PLAN

AMENDED AND RESTATED AS OF

DECEMBER 31, 2003

TABLE OF CONTENTS

		Page
ARTICLE 3

PARTICIPATION IN THE PLAN

3.1	Eligible Employees	4
3.2	Provisions of Plan Binding on Participants	4
3.3	Notification of Participation	4
3.4	Termination of Benefit Accrual	4

ARTICLE 4

SUPPLEMENTAL BENEFITS

4.1	Amount of Supplemental Benefits	5
4.2	Allocation of Contributions	5
4.3	Adjustments to Investment Allocations	5
4.4	Adjustments to Benefits	6
4.5	Investments Allocated to Personal Choice Retirement Accounts	6

ARTICLE 5

DISTRIBUTION OF BENEFITS

5.1	Eligibility for Distribution of Supplemental Benefits	6
5.2	Form of Payment	6
5.3	Source of Supplemental Benefits	7
5.4	Distributions to Beneficiaries	7
5.5	Acceleration Due to Change in Control	7

ARTICLE 6

PLAN ADMINISTRATION

6.1	Duties of Plan Administrator	8
6.2	Establishment of Rules and Claims Procedure	8
6.3	Employment of Counsel, Etc.	9
6.4	Payment of Expenses	9

		Page

ARTICLE 7

AMENDMENT AND TERMINATION

7.1	Rights Generally to Make Amendments	9
7.2	Conditions to Amendment, Suspension or Termination	9

ARTICLE 8

CHANGE IN EMPLOYMENT

8.1	Participant Transfer from Employer to Employer	9
8.2	Participant Transfer from Employer to Related Employer	10

ARTICLE 9

MISCELLANEOUS PROVISIONS
9.1	Prohibition Against Assignment	10
9.2	Plan Voluntary on Part of Employers	10
9.3	Plan Not Contract of Employment	10
9.4	Form of Notice	10
9.5	Construction	10
9.6	Payment to Minors, etc.	11

HUMANA SUPPLEMENTAL EXECUTIVE RETIREMENT

AND SAVINGS PLAN

AMENDED AND RESTATED AS OF

DECEMBER 31, 2003

WHEREAS, HUMANA INC. (“Humana”), a Delaware corporation with its principal place of business in Louisville, Kentucky (“Sponsoring Employer”), has adopted the Humana Retirement and Savings Plan (“Retirement and Savings Plan”), which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), and

WHEREAS, certain employees of the Sponsoring Employer and its subsidiaries are eligible for allocations of contributions to Retirement Accounts and Pretax Savings Accounts under the Retirement and Savings Plan and were eligible for allocations of contributions under the (now terminated) Humana Employee Stock Ownership Plan (“ESOP”), the Humana Inc. Retirement Plan, and Humana Thrift Plan (collectively, “Qualified Plans”), and

WHEREAS, pursuant to the terms of the Qualified Plans, the benefits of certain employees of the Sponsoring Employer and its subsidiaries have been and will be reduced because of the limitation on compensation of Section 401(a)(17) of the Code, the nondiscrimination requirements of Sections 401(k) and 401(m) of the Code, and the limitation on allocations of contributions of Section 415 of the Code, and

WHEREAS, the Board of Directors of the Sponsoring Employer (“Board of Directors”) desires to continue to provide a supplemental benefit to a select group of management and highly compensated employees in the amount of the reduction of their benefits and employer contributions under the Qualified Plans, and

WHEREAS, on September 1, 1982, the Sponsoring Employer adopted the Humana Supplemental Executive Retirement Plan, and

WHEREAS, on May 11, 1988, the Sponsoring Employer adopted the Humana Thrift Excess Plan, and

WHEREAS, the Board of Directors desires to merge the Supplemental Executive Retirement Plan and the Humana Thrift Excess Plan, and amend and restate those plans as a single plan, and has authorized and approved the amendment and restatement of the merged plan as the Humana Supplemental Executive Retirement and Savings Plan (“Plan”) provided for herein.

NOW, THEREFORE, the Sponsoring Employer, pursuant to the right to amend contained in Article 6 of the Supplemental Executive Retirement Plan and Article 6 of the Humana Thrift Excess Plan, hereby approves and adopts this amendment and restatement, effective December 31, 2003, which shall read as follows:

ARTICLE 1

PURPOSE AND APPLICABILITY OF PLAN

1.1 Purpose of Plan. The purpose of the Plan shall be to provide supplemental benefits to Participants whose benefits under the Qualified Plans have been or will be reduced because of the compensation limitation of Section 401(a)(17) of the Code, the nondiscrimination requirements of Sections 401(k) and 401(m) of the Code, and the limitation on allocations of contributions of Section 415 of the Code, upon the terms and conditions, and subject to the limitations, contained herein.

1.2 Applicability of Plan. The provisions of the Plan shall apply only to persons employed by an Employer on and after the Effective Dates.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below, unless a different meaning is plainly required by the context. Terms not defined herein shall have the meanings specified in the Retirement and Savings Plan.

2.1 Beneficiary and Secondary Beneficiary. The person or persons (or a trust) as set forth under the Retirement and Savings Plan unless a Participant shall have elected in writing a different Beneficiary and Secondary Beneficiary for this Plan, in which case the written election for this Plan shall govern.

2.2 Board of Directors. The Board of Directors of the Sponsoring Employer.

2.3 Change in Control. Change in Control shall have the same definition as is contained in the Humana Inc. 2003 Stock Incentive Plan, as it may be amended from time to time.

2.4 Code. The Internal Revenue Code of 1986, as it has been and may be amended from time to time. Reference to any section of the Code shall include any provision successor thereto.

2.5 Compensation Committee. The Compensation Committee of the Board of Directors of the Sponsoring Employer.

2.6 Effective Dates. The effective dates of this Plan, which shall be September 1, 1982, in the case of contributions to the Supplemental Retirement Accounts and May 1, 1988, in the case of contributions to the Supplemental Pretax Savings Accounts.

2.7 Employee. Any member of a select group of management and highly compensated employees employed by an Employer.

2.8 Employer. The Sponsoring Employer and each corporation which is a member of the “affiliated group” (as defined in Section 1504(a) of the Code) with the Sponsoring Employer. When used with reference to an Employee or Participant, the term shall mean the Employer employing the Employee or Participant.

2.9 ESOP. The Humana Employee Stock Ownership Plan, which terminated effective June 15, 1989.

2.10 Participant. An Employee who has met the requirements of Article 3 for participation hereunder. Where the context so permits or requires, the term shall also include a person who was a Participant prior to the termination of the Participant’s employment with an Employer and who is entitled to a Supplemental Benefit after such person’s employment terminates.

2.11 Participation Date. The later of the Effective Date or the date the Participant becomes eligible for a Supplemental Benefit.

2.12 Plan. The Humana Supplemental Executive Retirement and Savings Plan provided for herein, as it may be amended from time to time.

2.13 Plan Administrator. The Plan Administrator shall be the Sponsoring Employer.

2.14 Plan Year. The twelve consecutive month period commencing on the first day of January and ending on the last day of the immediately following December.

2.15 Qualified Plans. The Humana Inc. Retirement Plan, the ESOP, the Humana Thrift Plan and the Retirement and Savings Plan.

2.16 Qualified Pretax Savings Account. The Pretax Savings Account of a Participant in the Retirement and Savings Plan.

2.17 Qualified Retirement Account. The Retirement Account of a Participant in the Retirement and Savings Plan.

2.18 Related Employer. Any subsidiary or affiliate of the Sponsoring Employer, which is designated by the Board of Directors to be a Related Employer.

2.19 Retirement and Savings Plan. The Humana Retirement and Savings Plan, as it may be amended from time to time.

2.20 Retirement Plan. The Humana Inc. Retirement Plan, which terminated effective December 31, 1982.

2.21 Sponsoring Employer. Humana Inc., a Delaware corporation.

2.22 Supplemental Benefits. The benefits available under the Plan, including the Supplemental Retirement Benefits, the Supplemental Pretax Savings Benefits, and the amount credited to the Vested Pension Account, unless otherwise specified.

2.23 Supplemental Pretax Savings Account. The account established by that name on behalf of a participant in the Plan.

2.24 Supplemental Retirement Account. The account established by that name on behalf of a participant in the Plan.

2.25 Supplemental Pretax Savings Benefit. The benefit described in Section 4.1(b).

2.26 Supplemental Retirement Benefit. The benefit described in Section 4.1(a).

2.27 Vested Pension Account. The account established by that name on behalf of a Participant in the Retirement and Savings Plan who was a Participant in the Retirement Plan.

ARTICLE 3

PARTICIPATION IN THE PLAN

3.1 Eligible Employees. Each Employee who is a participant in a Qualified Plan after August 31, 1982, in the case of the Supplemental Retirement Account and May 1, 1988, in the case of the Supplemental Pretax Savings Account shall participate in this Plan to the extent of the benefits stated herein; provided, however, that if the Participant is employed partially by the Sponsoring Employer and partially by another Employer who has adopted the Qualified Plans, such person shall not fully participate herein unless such person’s Employer has agreed to bear its proportionate share of the cost of this Plan with respect to its Employees.

3.2 Provisions of Plan Binding on Participants. Upon becoming a Participant, a Participant shall be bound then and thereafter by the terms of this Plan, including all amendments to the Plan.

3.3 Notification of Participation. Each Employee shall be notified when the Employee becomes a Participant.

3.4 Termination of Benefit Accrual. An Employee’s accrual of benefits under this Plan shall cease upon the Employee’s termination of employment.

ARTICLE 4

SUPPLEMENTAL BENEFITS

4.1 Amount of Supplemental Benefits.

(a) Supplemental Retirement Benefits. Each Participant’s Supplemental Retirement Benefit accrued in a Plan Year shall equal the difference, if any, between the actual contribution by the Employer to the Qualified Retirement Account or other Qualified Plan (other than the Retirement Plan) on behalf of the Participant for such Plan Year and the amount of the contribution which would otherwise have been made by the Employer on behalf of such Participant for such Plan Year but for the compensation limitation of Section 401(a)(17) of the Code and the annual additions limitations imposed by Section 415 of the Code.

(b) Supplemental Pretax Savings Benefits. Each Participant shall become entitled to Supplemental Pretax Savings Benefits consisting of the difference, if any, between the actual Employer matching contribution to the Qualified Pretax Savings Account made on behalf of the Participant for such Plan Year and the amount the Employer matching contribution would otherwise have been on behalf of such Participant for such Plan Year but for the legal limitations on the Participant’s contributions and the Employer’s contributions; provided, however, that the Participant shall become entitled to benefits under this section only if such difference is equal to or greater than eight hundred dollars ($800.00) in such Plan Year.

(c) Vested Pension Benefits. If the Participant participated in the Retirement Plan, the Participant’s vested pension benefit, as adjusted under Section 4.4, shall be an amount equal to the difference, if any, between the value of the Participant’s Vested Pension Account at the time it was established and the value such Account would have been had the Participant’s benefit under the Retirement Plan been determined without regard to the limitation established in Section 11.12(a)(iii) of the Retirement Plan.

4.2 Allocation of Contributions. The Supplemental Retirement Benefit and the Supplemental Pretax Savings Benefit shall be deemed to accrue to the Participant’s Supplemental Retirement Account and Supplemental Pretax Savings Account no later than the date on which contributions are made to the Qualified Plan and shall be deemed to be allocated among investment options in accordance with the same investment directions in effect with respect to the future investment of the Participant’s current contributions to the Participant’s Retirement and Savings Plan. No benefit will accrue with respect to any Plan Year if the Participant ceases to be an active employee before the end of such Plan Year, unless cessation of employment is due to death, Retirement, disability or a Change in Control, in which case the Participant will be entitled to benefits prorated to the date on which the Participant ceases to be an active employee.

4.3 Adjustment to Investment Allocations. Except for accounts of Participants covered by Section 16(b) of the Securities and Exchange Act [“Section 16(b) Participants”], the aggregate accrued benefit in the Participant’s Supplemental Retirement Account and Supplemental Pretax Savings Account shall be adjusted as of each December 31 so that the allocation of funds in investment options in the Plan shall be deemed to be the same as in the Participant’s Retirement and Savings Plan as of that date. With respect to accounts of Section 16(b) Participants, the annual reallocation shall not include or affect amounts deemed to be invested in the Humana Unitized Stock Fund. No other adjustments to investment allocations will be made during the Plan year, regardless of any changes that may be made to the Participant’s investments in the Retirement and Savings Plan. In the case of terminated employees having no account balances in the Retirement and Savings Plan, investments will be deemed to be allocated to the Stable Value Fund or, if unavailable, a similar fund determined by the Plan Administrator; provided, that, in the case of employees who terminated prior to January 1, 2000, and who continue to have account balances in the Plan, the investments will be deemed to be in the funds, or funds most similar to as determined by the Plan Administrator, the funds in which their accounts were deemed invested at the time they terminated their employment.

4.4 Adjustments to Benefits. The amount of the Supplemental Benefits set forth in Section 4.1 shall be adjusted for gains (or losses) as if such amounts were invested in the investment funds maintained in the Retirement and Savings Plan, subject to Sections 4.2 and 4.3.

4.5 Investments Allocated to Personal Choice Retirement Accounts. If a Participant has directed funds to a Personal Choice Retirement Account in the Retirement and Savings Plan, any amounts so directed will be deemed to be invested in the Russell 3000 Fund or, if unavailable, a similar fund determined by the Plan Administrator, for purposes of this Section 4 and any other provisions of this Plan.

ARTICLE 5

DISTRIBUTION OF BENEFITS

5.1 Eligibility for Distribution of Supplemental Benefits. The payment of the Participant’s Supplemental Benefits shall commence no later than ninety (90) days following the Participant’s termination of employment for any reason, whether voluntary or involuntary, or by reason of death, total and permanent disability or retirement. The form of the payment shall be governed by Section 5.2 notwithstanding the form of distribution of the Participant’s benefits from the Retirement and Savings Plan. All payments shall be made in cash.

5.2 Form of Payment. A Participant, Beneficiary or a Secondary Beneficiary may request a manner of payment of the Supplemental Benefits under the Plan as provided hereinafter. The request by the Participant, the Beneficiary or the Secondary Beneficiary shall be in writing and shall be filed with the Plan Administrator at least thirty (30) days before the payment is to be made or commenced. The Plan Administrator may approve such request or may disapprove such request and substitute another alternative form. The alternative forms of distribution are as follows:

(a) A lump sum distribution in cash;

(b) Periodic substantially equal installments (either monthly, quarterly or annually) for a period not to exceed 20 years; provided, however, that this form of payment will only be available if the Participant’s balance in the account from which the periodic payments would be made exceeds $25,000, or

(c) An annuity in any form permitted from the Retirement and Savings Plan; provided, however, that an annuity form of payment will only be available if the Participant’s balance in the account from which the annuity payment would be made exceeds $25,000.

5.3 Source of Supplemental Benefits. The Supplemental Benefits shall not be funded but shall constitute liabilities of the Sponsoring Employer, payable when due from the general assets of the Sponsoring Employer. The Sponsoring Employer shall pay all costs, charges and expenses related thereto. No Participant or other person shall have any right or claim to the payment of a Supplemental Benefit which in any manner whatsoever is superior to or different from the right or claim of a general and unsecured creditor of the Sponsoring Employer.

5.4 Distributions to Beneficiaries. If at the time of a Participant’s death a distribution is still outstanding, the remaining benefits shall be paid to the Participant’s Beneficiary. If at the time of a Participant’s death while a distribution is still outstanding and the Participant’s Beneficiary does not survive the Participant, the remaining benefits shall be paid to the Participant’s Secondary Beneficiary. If a deceased Participant is not survived by either a Beneficiary or Secondary Beneficiary (or if no Beneficiary was effectively named), the benefits shall be paid in a single sum to the estate of the Participant and the Plan Administrator shall be fully protected in paying such benefits to such deceased Participant’s personal representative, irrespective of whether payments are actually made to a person or persons who in fact are not the personal representative of the deceased Participant.

5.5 Acceleration Due to Change in Control.

(a) In the event of a Change in Control of the Sponsoring Employer, the Supplemental Benefits of any Participant shall, except as otherwise provided in Section 5.5(b), be distributed as soon as administratively feasible in a lump sum in cash in accordance with Section 5.2(a). This shall apply to active, retired or disabled Participants. In the case of an active Participant, any benefit to which the Participant is entitled under this Section 5.5(a) as a result of a Change in Control (“Change in Control Benefit”) shall reduce the benefit to which the Participant would otherwise be entitled under the Plan.

(b) Notwithstanding the provisions of Section 5.5(a), if at least 30 days prior to a Change in Control, a Participant elects, in such manner as the Compensation Committee shall determine, to defer the payment of all or any portion of the Change in Control Benefit which the Participant would be entitled to receive upon a Change in Control (“Deferral Election”), then the single sum payment referred to in Section 5.5(a) shall not be made at the time or times referred to in Section 5.5(a) and such Change in Control Benefit shall instead be made at the time provided for in the Deferral Election. Payment of the Change in Control Benefit must commence no later than the earlier to occur of (i) the date or age specified by the Participant in the Deferral Election, or (ii) the date on which the Participant terminates employment with the Sponsoring Employer for any reason other than voluntary retirement, death or disability, or (iii) a subsequent (second) Change in Control. A Participant deferring any portion of a Change in Control Benefit may further provide for the payment of the Change in Control Benefit in installments over a period not to exceed 10 years. A Participant making a Deferral Election may, at any time and from time to time, designate a beneficiary to receive the Participant’s Change in Control Benefit in the event of the Participant’s death.

(c) Upon the effective date of a Change in Control, the Sponsoring Employer shall create a “Rabbi Trust” (i.e., a grantor trust designed to hold funds to be used to pay benefits under a deferred compensation arrangement without such funds becoming taxable to the participants entitled to such benefits until paid to such participants) in the form set forth on Attachment A with a major financial institution in Louisville, Kentucky selected by the Sponsoring Employer to which the Sponsoring Employer shall transfer funds in an amount equal to the portion of the Change in Control Benefits elected to be deferred by all Participants making a Deferral Election.

(d) All deferred Change in Control Benefits shall be deemed invested in the same manner as funds maintained in the Participant’s Retirement and Savings Plan; provided that amounts directed to a Personal Choice Retirement Account shall be deemed invested in accordance with Section 4.5 of this Plan. In the event that the Participant has no funds in the Retirement and Savings Plan, the amounts will be deemed invested in the manner in which they were last invested in the Retirement and Savings Plan, and no further investment changes will be made.

(e) If a Participant who has made a Deferral Election is required to include the amount of the Change in Control Benefit in income for federal income tax purposes prior to actual receipt thereof and agrees in a written document delivered to the Internal Revenue Service to pay income tax thereon, such Participant, upon advising the trustee of the Rabbi Trust and the Sponsoring Employer of such fact (and supplying such documents as the trustee of the Rabbi Trust shall require to substantiate such facts), shall be entitled to receive the Change in Control Benefit, as adjusted in accordance with Section 4.4, as soon as administratively possible.

ARTICLE 6

PLAN ADMINISTRATION

6.1 Duties of Plan Administrator. The Plan Administrator shall be responsible for making all policy decisions which arise under the Plan and shall be responsible for administering the Plan and keeping records of Supplemental Benefits.

6.2 Establishment of Rules and Claims Procedure. Subject to the limitations of the Plan, the Plan Administrator shall from time to time establish rules for the administration of the Plan. Without limiting the generality of the preceding sentence, it is specifically provided that the Plan Administrator shall set forth the procedures to be followed in presenting claims for benefits under the Plan. In case of any factual dispute hereunder, the Compensation Committee shall resolve such dispute giving due weight to all evidence available to it. The Compensation Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. All such determinations shall be final, conclusive and binding.

6.3 Employment of Counsel, Etc. The Compensation Committee may employ such counsel, accountants and other agents, as it shall deem advisable. The Sponsoring Employer shall pay the compensation of such counsel, accountants and other agents and any other expenses incurred by the Compensation Committee in the administration of the Plan.

6.4 Payment of Expenses. The reasonable costs and expenses incurred by the Compensation Committee in the performance of its duties hereunder, excluding compensation for services, but including, without limitation, reasonable fees for legal, accounting and other services rendered, shall be paid by the Sponsoring Employer.

ARTICLE 7

AMENDMENT AND TERMINATION

7.1 Rights Generally to Make Amendments. The Sponsoring Employer reserves the right at any time, by action of its Board of Directors, to modify or amend, in whole or in part, any or all of the provisions of the Plan. Provided, however, that this provision shall be inoperative upon a Change in Control.

7.2 Conditions to Amendments, Suspension or Termination. Notwithstanding the provisions of Section 7.1, no amendment, suspension or termination shall adversely affect:

(a) The Supplemental Benefit of any Participant, or the Beneficiary or Secondary Beneficiary of any Participant who has retired prior thereto; or

(b) The right of any Participant then employed by the Employer to receive upon retirement or other termination of employment, or the Participant’s Beneficiary or Secondary Beneficiary to receive upon the Participant’s death, the accrued Supplemental Benefits to which such person would have been entitled under the Plan prior to its amendment, suspension or termination.

ARTICLE 8

CHANGE IN EMPLOYMENT

8.1 Participant Transfer from Employer to Employer. A Participant who transfers employment from one Employer to another Employer shall not be considered as terminating employment with an Employer and shall continue to be a Participant in this Plan without interruption.

8.2 Participant Transfer from Employer to Related Employer. A Participant who transfers employment to a Related Employer that has not adopted the Plan shall not be considered as terminating employment with an Employer and shall remain an active Participant in the Plan, except that no further benefits shall be accrued on such Participant’s behalf under Section 4. Although no further benefits may be accrued, the Participant’s benefit shall continue to be adjusted in accordance with Section 4.3

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Prohibition Against Assignment. Neither the interest of a Participant or any other person nor the Supplemental Benefit payable hereunder, is subject to the claim of creditors of Participants or their Beneficiaries, and will not be subject to attachment, garnishment or any other legal process. Neither a Participant nor the Participant’s Beneficiaries may assign, sell, borrow on or otherwise encumber any of the Participant’s beneficial interest in the Plan, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements or torts of any Participant or Beneficiary. All such payments and rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempt of assignment or transfer, the Employer shall have no further liability hereunder.

9.2 Plan Voluntary on Part of Employers. Although it is the intention of each Employer that this Plan shall be continued, this Plan is entirely voluntary on the part of each Employer, and the continuance of the Plan is not assumed as a contractual obligation of an Employer other than as may be provided by Article 7.

9.3 Plan Not Contract of Employment. This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

9.4 Form of Notice. Any references in this Plan to written notice may, at the option of the Employer, be made by electronic notice.

9.5 Construction.

(a) This Plan shall be construed and enforced according to the laws of the Commonwealth of Kentucky, and all provisions hereunder shall be administered according to the laws thereof. It is intended that this Plan be exempt from Title I of the Employee Retirement Income Security Act of 1974, as amended, under Section 4(b)(5) thereof, as an excess benefit plan and as a plan which is unfunded and maintained by the Employer for the purpose of providing deferred compensation for a select group of highly compensated employees, and any ambiguities in construction shall be resolved in favor of interpretation which will effectuate such intentions.

(b) Any words herein used in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

(c) Titles of articles and headings to sections are inserted for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles and headings, shall control.

9.6 Payment to Minors, Etc. In making any payment to or for the benefit of any minor or incompetent Beneficiary, or incompetent Participant, the Plan Administrator, in its sole, absolute and uncontrolled discretion, may, but need not, make such payment to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent, and the receipt by such guardian, committee, relative or other person shall be a complete discharge to the Employer, without any responsibility on its part to see to the application thereof.

IN WITNESS WHEREOF, the Sponsoring Employer has caused this instrument to be executed and attested thereto by its duly authorized officers this 23rd day of January, 2004.

HUMANA INC.

Attest: By:	By:	/s/ BONITA C. HATHCOCK

Sr. Vice President

/s/ JOAN O. LENAHAN

Secretary